Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT
to
PROSPECTUS DATED APRIL 3, 2009

The attached Current Report on Form 8-K, dated August 20, 2009, was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated April 3, 2009.

The date of this Prospectus Supplement is August 21, 2009.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 20, 2009 (August 14, 2009)

SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway Midlothian, Virginia 23113
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           On August 14, 2009, Andrea Jones was terminated as Chief Financial Officer of SouthPeak Interactive Corporation (the “Company”).  Melanie Mroz, the Company’s President and Chief Executive Officer, will assume the duties of interim Chief Financial Officer while the Company searches for a permanent Chief Financial Officer.

(c)           Effective August 16, 2009, the Board of Directors of the Company has appointed Reba L. McDermott to serve as the Company’s interim Chief Accounting Officer.

Prior to joining the Company, Ms. McDermott, 42, served as the Chief Financial Officer of OuterNet Management, LP, an Austin, Texas-based data center services company providing network security, software as a service, virtualization, hosted business applications and private cloud architectures, from December 2008 until August 2009.  From June 2007 until November 2008, Ms. McDermott served as the Assistant Plant Controller and the Plant Controller at the Canton, New York facility of Corning, Inc., a Fortune 500 specialty glass and ceramics manufacturer.  Prior to joining Corning, Inc., from February 2005 until February 2007, Ms. McDermott served as Assistant Controller and Corporate Controller for Aspyr Media, Inc., an Austin, Texas-based developer and distributor of video games. From 2000 until 2005, Ms. McDermott served in various capacities, including Cost Accounting Manager and Revenue Analyst, for Silicon Laboratories, Inc., a semiconductor manufacturer in Austin, Texas.  Ms. McDermott received a Bachelor’s degree in Accounting from Virginia Commonwealth University, a Bachelor’s degree in Marketing Management from the University of Arkansas and a Master of Business Administration from the University of Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2009

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz, Chief Executive Officer